Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

APPLIED THERAPEUTICS, INC.

at

$0.088 per share, net in cash, plus one non-tradable contingent value right (“CVR”) per share representing the contractual right to receive up to four contingent cash payments of up to an aggregate of $0.40 per CVR upon the achievement of certain specified milestones plus the pro rata portion of a certain specified closing cash payment, if any

Pursuant to the Offer to Purchase dated December 29, 2025

by

AT2B, INC.,

an indirect wholly owned subsidiary of

CYCLE GROUP HOLDINGS LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE

AFTER 11:59 P.M., EASTERN TIME, ON JANUARY 27, 2026,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

December 29, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 29, 2025 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”) in connection with the offer by AT2B, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Cycle Group Holdings Limited, a private limited company incorporated in England and Wales (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”) of Applied Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of (i) $0.088 per Share, net to the seller in cash, without interest (the “Closing Amount”) plus (ii) one CVR per Share, which represents the contractual right to receive up to four contingent cash payments up to an aggregate of (x) $0.40 per CVR plus (y) an amount equal to each CVR holder’s pro rata portion of any Closing Cash Payment (as defined in the CVR Agreement) upon the achievement of the specified milestones and existence of Closing Cash (as defined in the CVR Agreement) that exceeds $500,000 but is less than $1,500,000 at the Effective Time (as defined in the Merger Agreement), in each case, in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into with a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), if any, at the times provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”) and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.

The offer price for the Offer is $0.088 in cash per Share plus one CVR per Share, which represents the contractual right to receive up to four contingent cash payments up to an aggregate of (x) $0.40 per CVR plus (y) an amount equal to each CVR holder’s pro rata portion of any Closing Cash Payment, upon the achievement of the specified milestones and existence of Closing Cash that exceeds $500,000 but is less than $1,500,000 at the Effective Time, in each case, in accordance with the terms and subject to the conditions of the CVR Agreement, without interest, less any applicable tax withholding.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 11, 2025 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that unless otherwise agreed by the Company, Parent and Purchaser, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and an indirect wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, and effected without a vote of the Company stockholders.

4.

The Board of Directors of the Company has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

5.

The Offer will expire at one minute after 11:59 P.M., Eastern Time, on January 27, 2026, unless the Offer is extended by the Purchaser or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after February 27, 2026, pursuant to SEC (as defined in the Offer to Purchase) regulations or earlier terminated in accordance with its terms or the terms of the Merger Agreement.

6.

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Tender Condition (as defined in the Offer to Purchase); (ii) the Regulatory Condition (as defined in the Offer to Purchase); (iii) the HSR Condition (as defined in the Offer to Purchase); (iv) the Representations Condition (as defined in the Offer to Purchase); (v) the Obligations Condition (as defined in the Offer to Purchase); and (vi) the MAE Condition (as defined in the Offer to Purchase).

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

APPLIED THERAPEUTICS, INC.

at

$0.088 per share, net in cash, plus one non-tradable contingent value right (“CVR”) per share representing the contractual right to receive up to four contingent cash payments of up to an aggregate of $0.40 per CVR upon the achievement of certain specified milestones plus the pro rata portion of a certain specified closing cash payment, if any

Pursuant to the Offer to Purchase dated December 29, 2025

by

AT2B, INC.,

an indirect wholly owned subsidiary of

CYCLE GROUP HOLDINGS LIMITED

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 29, 2025 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), in connection with the offer by AT2B, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Cycle Group Holdings Limited, a private limited company incorporated in England and Wales (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Applied Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of (i) $0.088 per Share, net to the seller in cash, without interest (the “Closing Amount”) plus (ii) one CVR per Share, which represents the contractual right to receive up to four contingent cash payments up to an aggregate of (x) $0.40 per CVR plus (y) an amount equal to each CVR holder’s pro rata portion of any Closing Cash Payment (as defined in the CVR Agreement) upon the achievement of the specified milestones and existence of Closing Cash (as defined in the CVR Agreement) that exceeds $500,000 but is less than $1,500,000 at the Effective Time (as defined in the Merger Agreement), in each case, in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into with a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), if any, at the times provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”) and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then using registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure delivery by the expiration of the Offer.

Number of Shares to be Tendered:	Shares*

Dated, , 202__

Account Number:

SIGN HERE

Signature(s)

Name(s) (Please type or Print)

Address(es) (Include Zip Code)

Area Code and Telephone

Tax Identification Number or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.